Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to Business Combination Agreement is made and entered into effective as of September 16, 2019, by and among (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (iv) Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales (“Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Purchaser, Pubco, Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and the Company are parties to that certain Business Combination Agreement made and entered into as of April 15, 2019 (as amended by the Joinder (as defined below), the “Original Agreement”);

WHEREAS, Seller became a party to the Original Agreement by executing and delivering a Joinder to the Business Combination Agreement (the “Joinder”) to Purchaser, Pubco, Merger Sub and the Company on May 10, 2019; and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Business Combination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                   Correction of Description of Founder Share Letter. Clause (F) of the recitals to the Business Combination Agreement is hereby amended to remove the reference to Pubco being a party to the Founder Share Letter.

2.                   Correction of Escrow Period. Section 2.5(b)(ii) of the Business Combination Agreement is hereby amended to delete such section in its entirety and replace it with the following: “the period for Pubco to satisfy such Milestones will commence from the Closing and finish at the end of the twentieth (20th) fiscal quarter after the commencement date of the first full fiscal quarter beginning after the Closing (such period, the “Escrow Period”); and”.

3.                   Correction of Founder Share Letter. Section 2.5(g) of the Business Combination Agreement is hereby amended to remove the term “exact” on the fourth line thereof.

4.                   Inclusion of Conflicts Clause. A new Section 2.5(h) of the Business Combination Agreement is hereby included, stating the following:

“(h) Conflicts. The Parties agree that to the extent of any inconsistency or conflict between the terms of this Section 2.5 (or other provisions of this Agreement as they relate to the Escrow Property and Escrow Account) and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall prevail to the extent of any such inconsistency or conflict, and the terms of Section 2.5 (or other provisions of this Agreement as they relate to the Escrow Property and Escrow Account) shall be disregarded to that extent.”

5.                   Correction of Delivery of Good Standing Certificates. Section 8.2(e)(iii) of the Business Combination Agreement is hereby amended to replace the term “later” on the third line thereof with the term “earlier”. Section 8.3(d)(iv) of the Business Combination Agreement is hereby amended to replace the term “later” on each of the third and eighth line thereof with the term “earlier”.

6.                   Correction of Voting Agreement. Section 8.2(e)(x) of the Business Combination Agreement is hereby amended to delete such section in its entirety and replaced with the following:

“(x) Voting Agreement. The Company, Seller and Pubco shall have received a copy of a voting agreement in favor of Seller (or Seller’s successors or assigns) from the Initial Purchaser Shareholders with respect to Pubco Ordinary Shares and other voting equity securities of Pubco that are issuable upon conversion or exchange (or are otherwise granted in Pubco) of: (i) the Founder Shares; (ii) the Purchaser Private Units; and (iii) securities of Purchaser or Pubco that the Initial Purchaser Shareholders (or their Affiliates) acquire or agree to acquire for any purpose, up to and including the time of the Closing; such voting agreement to be in form and substance reasonably acceptable to Purchaser, Seller (or Seller’s successors or assigns) and the Company (the “Voting Agreement”) and duly executed by the Initial Purchaser Shareholders.”

7.                   Extension of Outside Date. Section 9.1(b) of the Business Combination Agreement is hereby amended to replace the date “August 31, 2019” therein with the date “December 22, 2019”.

8.                   Correction of Termination Right. Section 9.1(d) of the Business Combination Agreement is hereby amended to delete clause (i) thereof in its entirety and replace it with the following: “(i) there has been a breach by Purchaser, of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and”

9.                   Additional Termination Right. Section 9.1 of the Business Combination Agreement is hereby amended to add an additional termination right in a new Section 9.1(l) (with the word “or” being deleted at the end of Section 9.1(j) thereof, and with the end of Section 9.1(k) being amended to replace the period at the end thereof with “; or”):

“(l) by written notice by either Purchaser or the Company (to the other) if, by or on September 30, 2019, the first preliminary Registration Statement has not been submitted with the SEC; provided that, upon the submission of the first preliminary Registration Statement with the SEC after September 30, 2019, neither Purchaser nor the Company shall be permitted thereafter to terminate under this Section 9.1(l).”

10.               Correction of Effect of Termination. Section 9.2 of the Business Combination Agreement is hereby amended to delete clause (i) in the second sentence thereof in its entirety and replace it with the following: “(i) Sections 7.12, 7.13, 9.3, 9.4, 10.1, 10.2(a), Article XI and this Section 9.2 shall survive the termination of this Agreement, and”.

11.               Clarification of Non-Recourse. Section 10.2(b) of the Business Combination Agreement is hereby amended to add the following immediately after the phrase “Furthermore, without limiting the generality of the preceding sentence,” at the beginning of the second sentence thereof: “from and after the Closing,”.

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12.               Correction of Notices. Section 11.2 of the Business Combination Agreement is hereby amended to: (i) in the first half of the second table, as it pertains to the Company prior to the Closing, to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-9-201-6699” and “+971-56-284-2828”, respectively; (ii) in the first half of the third table, as it pertains to Pubco or Merger Sub prior to the Closing, to delete and replace “Brooge Holdings Limited” with “c/o Brooge Holdings Limited” and to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-2-633-3152” and “+971-2-633-3149”, respectively; and (iii) in the first half of the fifth table, as it pertains to Pubco, Purchaser or the Company after the Closing, to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-9-201-6699” and “+971-56-284-2828”, respectively.

13.               Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such inconsistency, be disregarded. Sections 11.1 through 11.11, 11.13 and 11.14 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Business Combination Agreement as of the date first written above.

Purchaser:

TWELVE SEAS INVESTMENT COMPANY

By:	/s/ Bryant Edwards
Name: Bryant Edwards Title: Chief Operating Officer

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director

The Company:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE

By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Chief Executive Officer

Seller:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY (BPGIC) PLC

By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Director

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